Exhibit 107
Calculation of Filing Fee Table
Registration Statement on Form S-3
(Form Type)
Penguin Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.03 per share	457(c)	6,096,103	$23.40	$142,648,810.20	0.00015310	$21,839.54
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—
	Total Offering Amounts:					$142,648,810.20		$21,839.54
	Total Fees Previously Paid:							$—
	Total Fee Offsets(3):							$—
	Net Fee Due:							$21,839.54
(1)    The Registrant is hereby registering for resale from time to time by the selling stockholder named in this Registration Statement 6,096,103 shares of the registrant’s common stock, $0.03 par value per share (the “Common Stock”), issuable to Astra AI Infra LLC upon the conversion, pursuant to the Certificate of Designation, as defined in and as described in this Registration Statement, of 200,000 shares (the “Convertible Preferred Shares”) of the registrant’s convertible preferred stock, $0.03 par value per share. The Convertible Preferred Shares are initially convertible into Common Stock, at the option of the holder, based on the conversion price of $32.80784 per share. Pursuant to Rule 416 (“Rule 416”) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of any stock dividend, stock split, recapitalization or similar transaction (pursuant to the anti-dilution provisions in the Certificate of Designation). Adjustments to the conversion rate resulting from the issuance of additional shares that are not addressed by Rule 416 will be covered by a separate registration statement or post-effective amendment to this Registration Statement.
(2)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on August 20, 2025, which date is within five business days prior to the filing of this Registration Statement.
(3)    The registrant does not have any fee offsets.